EXHIBIT (8)(n)(2)

AMENDMENT TO AGREEMENTS (PUTNAM)

AMENDMENT OF AGREEMENTS

This amendment (the Amendment) to the agreements (individually, the “Agreement, collectively, the “Agreements) identified in Attachment A, attached hereto, is effective as of March 1, 2012.

1.	A new section, numbered consecutively, is added to each Agreement as follows:

Confidential Information.

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party (ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers as defined under the Standards for the Protection of Personal Information of Residents of The Commonwealth of Massachusetts at 201 CMR 17.00 (“Personal Information”). No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing and except in the case of Personal Information, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Personal Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Personal Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards designed to protect against unauthorized access, destruction, loss or alteration of Personal Information in their control, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of The Commonwealth of Massachusetts relating to the security of Personal Information and with all other applicable federal, state and international laws and regulations relating to the security of Personal Information, in each case to the extent required by law.

The foregoing provisions of this Section on Confidential Information notwithstanding, the parties acknowledge and agree that the Underwriter does not own, license or receive Personal Information in connection with the performance of its obligations pursuant to these Agreements.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2.	All other terms and provisions of the Agreements not amended herein shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

TRANSAMERICA LIFE INSURANCE COMPANY

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

PUTNAM VARIABLE TRUST

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Senior Assoc. Treasurer

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By:	/s/ Mark Coneeny
Name:	Mark Coneeny
Title:	Hd of Rel Mgmt.

THE PUTNAM FUNDS

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Senior Assoc. Treasurer

ATTACHMENT A

1. Participation Agreement among PFL Life Insurance Company (now known as Transamerica Life Insurance Company), Putnam Variable Trust, and Putnam Retail Management Limited Partnership (f/k/a Mutual Funds Corp.), dated July 1, 1998 (as amended).

2. Participation Agreement among Transamerica Financial Life Insurance Company, Putnam Variable Trust, and Putnam Retail Management Limited Partnership, dated July 30, 2007.

3. Participation Agreement among Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), the Putnam Funds, and Putnam Retail Management Limited Partnership, dated October 11, 2002.

4. Participation Agreement among ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), the Putnam Funds, and Putnam Retail Management Limited Partnership, dated October 11, 2002.

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